EXHIBIT 10.1
FIRST AMENDMENT
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     This First Amendment to Executive Employment Agreement (the “Agreement”) is entered into December 29, 2006, to be effective January 1, 2007, by and between Michael D. Rumbolz (the “Executive”), an individual, and Cash Systems, Inc. (the “Company”), a Delaware corporation.
RECITALS
A.	The Company desires to continue to employ the Executive as the Company’s Chief Executive Officer beyond the term of the original Executive Employment Agreement, dated December 22, 2004, which has a termination date of December 31, 2006.

B.	The Company is currently reviewing its entire compensation program during this time with the assistance of a consultant and wants to complete this review to incorporate any suggested compensation elements into a new contract with Executive.
NOW THEREFORE, inconsideration of the foregoing Recitals, and for other good, fair and valuable consideration, receipt and sufficiency of which are acknowledged, the Company and the Executive agree as follows:
ARTICLE I
1.1 TERM OF EMPLOYEMENT. The term of the Agreement is hereby amended to add a new termination date of March 31, 2007.
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ARTICLE II
2.1 All other terms and conditions of the Executive Employment Agreement dated December 22, 2004, shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

CASH SYSTEMS, INC.
By	/s/ Patricia Becker
Patricia Becker, Chair
Compensation Committee

By	/s/ Michael D. Rumbolz
Michael D. Rumbolz